Exhibit 99.3

 Corrected Transcript  Total Pages: 21      05-Oct-2020  1-877-FACTSET www.callstreet.com  Copyright © 2001-2020 FactSet CallStreet, LLC  Bristol Myers Squibb Co. (BMY)Acquisition of MyoKardia by Bristol Myers Squibb Co Call

Bristol Myers Squibb Co. (BMY)
Acquisition of MyoKardia by Bristol Myers Squibb Co Call
Corrected Transcript
05-Oct-2020

CORPORATE PARTICIPANTS

Tim Power
Vice President-Investor Relations, Bristol Myers Squibb Co.

Giovanni Caforio
Chairman & Chief Executive Officer, Bristol Myers Squibb Co.

Samit Hirawat
Executive Vice President & Chief Medical Officer-Global Drug Development, Bristol Myers Squibb Co.

Christopher S. Boerner
Executive Vice President & Chief Commercialization Officer, Bristol Myers Squibb Co.

David V. Elkins
Chief Financial Officer & Executive Vice President, Bristol Myers Squibb Co.

OTHER PARTICIPANTS

Seamus Fernandez
Analyst, Guggenheim Securities LLC

Terence Flynn
Analyst, Goldman Sachs & Co. LLC

Tim Anderson
Analyst, Wolfe Research LLC

Chris Schott
Analyst, JPMorgan Securities LLC

Steve Scala
Analyst, Cowen & Co. LLC

Geoff Meacham
Analyst, Bank of America Merrill Lynch

Luisa Hector
Analyst, Joh. Berenberg, Gossler & Co. KG (United Kingdom)

Matt Phipps
Analyst, William Blair & Co. LLC

Navin Jacob
Analyst, UBS Securities LLC

David R. Risinger
Analyst, Morgan Stanley & Co. LLC

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 Bristol Myers Squibb Co. (BMY) Acquisition of MyoKardia by Bristol Myers Squibb Co Call  Corrected Transcript05-Oct-2020      MANAGEMENT DISCUSSION SECTION  *Copyright © 2001-2020 FactSet CallStreet, LLC  1-877-FACTSET www.callstreet.com  Operator: Ladies and gentlemen, thank you for standing by, and welcome to the Bristol Myers Squibb Acquisition of MyoKardia. [Operator Instructions] Please be advised that today's conference is being recorded. [Operator Instructions]I would now like to hand the conference over to your speaker today, Tim Power, Vice President of Investor Relations. Please go ahead, sir...Tim PowerVice President-Investor Relations, Bristol Myers Squibb Co.Right. Thanks, Sonia, and good morning, everyone. Thanks for joining us today for our call to discuss our acquisition of MyoKardia. Joining me today are Giovanni Caforio, our Board Chair and Chief Executive Officer; along with David Elkins, our Chief Financial Officer; Samit Hirawat, our Chief Medical Officer and Head of Global Drug Development; and Chris Boerner, our Chief Commercialization Officer.As a reminder, a slide presentation and press release regarding today's news are available on the Investor Relations section of Bristol Myers Squibb's website. I will refer you to slide 2 of today's presentation for our legal disclosures.And with that, I'd like to hand the call over to Giovanni, starting on slide 3...Giovanni CaforioChairman & Chief Executive Officer, Bristol Myers Squibb Co.Thank you, Tim. Good morning, everyone. Today is an exciting day for Bristol Myers Squibb. Through our $13.1 billion all-cash acquisition of MyoKardia, we are further strengthening our company's future outlook as we bring into the company a potentially transformative new medicine with potential for launch in 2021 and accelerate the expansion of our cardiovascular franchise for today and for tomorrow. We expect to commence a tender offer promptly and close the transaction by the end of the year.MyoKardia is a clinical-stage biopharmaceutical company that focuses on cardiovascular disease. Since its founding in 2012, MyoKardia's talented team has used its scientific expertise to develop a potentially first-in-class lead asset called mavacamten and a promising portfolio of pipeline candidates. Bristol Myers Squibb has a long history of discovering, developing and delivering medicines that treat patients with serious cardiovascular disease. And the addition of MyoKardia aligns with our strategy and complements our business very well.In the near term, the acquisition of MyoKardia brings mavacamten, which potentially offers a very important option for patients with cardiovascular disease and an exciting opportunity for the company. Mavacamten has demonstrated clinically-meaningful Phase 3 results for the treatment of patients with symptomatic obstructive hypertrophic cardiomyopathy or obstructive HCM. Obstructive HCM is a cardiovascular disease with high morbidity and patient impact, which Samit will discuss in more detail later. We believe mavacamten has multi- billion dollar revenue potential. And we are excited about the opportunity to improve the lives of more patients with cardiovascular disease around the world.

 Bristol Myers Squibb Co. (BMY) Acquisition of MyoKardia by Bristol Myers Squibb Co Call  Corrected Transcript05-Oct-2020      Turning to slide 4. Clearly, today's announcement is an important step in continuing to execute against our strategy, focused on growth and innovation. And I believe our strategy is delivering. Let me provide a high-level overview of where we are as a company and how this transaction fits. We will soon complete our first year following the acquisition of Celgene. So, let me start by saying that I am extremely proud of our accomplishments over the past year, particularly in the face of a global pandemic. I continue to be even more encouraged about our opportunities than in the past. We are delivering strong commercial performance, achieved three new product approvals, continued to add new indications and multiple positive clinical trial results with OPDIVO, advanced our pipeline and further strengthened our financial position.We have done all of this while successfully advancing our integration. Our strong execution and financial flexibility position us well, and it is thanks to the strong foundation we have built that we can continue to advance our strategy. The acquisition of MyoKardia represents a unique opportunity to further expand our portfolio by adding an important growth driver to the company.Let's turn to slide 5, which is based on a slide you would have seen earlier this year. I show this slide for two reasons, firstly, because I continue to be very encouraged by the breadth of opportunities we have as a company across our pipeline and portfolio; secondly, because I want to remind you of our long-standing strategy of maximizing the value of our own pipeline, while complementing our internal portfolio with external innovation. In fact, we have been active in accessing important innovation this year with a number of promising pipeline additions. This strategic approach has served us well by ensuring that we are sourcing the best science and developing the most exciting medicines.Turning to slide 6, where you can see a bit more background on MyoKardia. MyoKardia has around 300 extremely talented and dedicated employees based in the Bay Area, who share our patient-focused culture and passion for addressing unmet medical needs in serious disease. We have long admired their work to revolutionize cardiovascular treatments through a precision approach. And their development efforts today are impressive.Their lead compound, mavacamten, based on the efficacy and safety data we have already seen, has significant potential in obstructive HCM and further opportunities in additional indications. In addition, MyoKardia has a promising pipeline of novel compounds, including two clinical stage therapeutics: danicamtiv, MYK-491; andMyoKardia, MYK-224. These compounds will bolster our leading cardiovascular franchise. Importantly, this is a disease area that we know very well, and it is one where we have a strong track record of developing and commercializing very successful medicines that benefit patients.Turning to slide 7. I am very proud of the cardiovascular franchise we have built. As you can see here, with MyoKardia, we are extending our leading cardiovascular position. We have a leg of developing transformational cardiovascular medicines, including Plavix and Eliquis. We built Eliquis into the number one oral anticoagulant globally with a best-in-class profile, despite being third to market. We achieved this success with a huge development and strong commercial execution. And I feel confident that the recent IP developments related to Eliquis give us some additional runway.Importantly, we also continue to advance development of our Factor XIa inhibitor. We believe this could be another transformational medicine for the treatment of thrombotic diseases. When you layer mavacamten on top of this strong foundation, the opportunities are significant. Mavacamten recently showed compelling Phase 3 data, meeting the primary and all secondary endpoints as well as demonstrating meaningful improvements in symptoms, functional status and quality of life.  *Copyright © 2001-2020 FactSet CallStreet, LLC  1-877-FACTSET www.callstreet.com

 Bristol Myers Squibb Co. (BMY) Acquisition of MyoKardia by Bristol Myers Squibb Co Call  Corrected Transcript05-Oct-2020      I would like to also highlight that, unlike Eliquis, mavacamten will be a fully-owned asset. Taken together, this asset fits very well into our existing portfolio. And we are the right company to maximize its potential for patients, given our broad expertise and proven commercial capabilities in this area.I will now turn it over to Samit to discuss why HCM is such an important disease to treat and how mavacamten addresses a significant unmet need. Chris will then talk about why we are so excited about the commercial potential. And David will wrap up with a discussion on the financials.Samit?...Samit HirawatExecutive Vice President & Chief Medical Officer-Global Drug Development, Bristol Myers Squibb Co.Thank you, Giovanni. Let me turn to slide 8 and take a few minutes to tell you about hypertrophic cardiomyopathy or HCM for short. HCM is actually quite a prevalent condition, estimated to affect at least 1 in 500 people globally. Though, as I'll explain in a moments, only a minority of patients have symptomatic disease and get diagnosed.Frequently, this condition is a result of a genetic mutation. And fundamentally, it is associated with enhanced interactions between actin and myosin fibers in the cardiac muscle, which results in thickening or hypertrophy ofthe heart muscle, thus the name hypertrophic cardiomyopathy.You can see that on the illustrations on the left of the slide which shows a healthy heart on the top along with hypertrophy of the left ventricle in the picture below. Within hypertrophic cardiomyopathy, about 2/3 of people have obstructive disease, meaning there is a mechanical obstruction of blood flow from the left ventricle. About 25% of these obstructive hypertrophic cardiomyopathy patients are symptomatic. The other 1/3 of the HCM patients have non-obstructive disease. Importantly, with obstructive or non-obstructive hypertrophic cardiomyopathy patients, it's the symptomatic patients that are in need of treatment. Their symptoms can be severe, and their disease is progressive. Patients typically are diagnosed in their 40s or 50s. And with a progressive disease like this, the treatment is expected to be chronic.Now, turning to slide 9 and focusing specifically on symptomatic obstructive hypertrophic cardiomyopathy. Here, you get a sense of the uphill battle that these patients are facing. Currently, there are 80,000 to 100,000 patients in each the United States and Europe who are symptomatic and diagnosed obstructive hypertrophic cardiomyopathy patients. These patients deal with fainting, fatigue, shortness of breath, limitation of physical activity and they are at increased risk of serious cardiac events, including arrhythmias and even sudden cardiac death. Importantly, the only options these patients today have are highly-invasive surgical procedures, such as myectomy or drugs such as beta blockers and calcium channel blockers that provide limited symptom relief, but do nothing to address the underlying cause of the disease. Clearly, for these patients, there is a real need for a new medicine that can treat their symptoms and address the underlying condition that causes those symptoms.Now, allow me to spend some time on slide 10 to tell you about mavacamten and why the scientific research that MyoKardia has driven provides a very important potential treatment for HCM. Put simply, mavacamten is intended to inhibit excessive myosin-actin cross-bridge formation in a cardiac muscle. This in turn is believed to reduce the excessive contractility caused by the excessive muscle mass in the heart with minimal to no impact on skeletal muscle. Because mavacamten reduces contractility of the heart, the dose of mavacamten will need to be managed carefully to not relax the heart too much. Beyond the interesting mechanism of action, however, let me tell you next about the existing or exciting clinical data that's been generated in patients with obstructive HCM.  *Copyright © 2001-2020 FactSet CallStreet, LLC  1-877-FACTSET www.callstreet.com

 Bristol Myers Squibb Co. (BMY) Acquisition of MyoKardia by Bristol Myers Squibb Co Call  Corrected Transcript05-Oct-2020      And thus, turning to slide 11, you can see the EXPLORER-HCM study design. This was a pivotal, randomized, double-blind, placebo-controlled Phase 3 trial in patients with symptomatic obstructive HCM. It was designed to evaluate the first potential targeted medical therapy for these patients.Patients had to have clear evidence of obstruction of blood flow from the left ventricle, as measured by left ventricle outflow tract gradient, or LVOT gradient, more than or equal to 50 millimeters of mercury; and they had to have clear symptoms as defined by New York Heart Association, or NYHA Class II or Class III for heart failure. Left ventricular ejection fraction had to be greater than or equal to 55%. In other words, this trial recruited patients whose disease is seriously affecting their lives.As you know, under the NYHA classification, patients with Class II symptoms though classified as mild live with shortness of breath and/or angina and some limitation of ordinary activity. Patients with Class III disease live with a significant limitation in activity, including being very limited in the distance they can walk. Less than ordinary activity in these patients results in debilitating symptoms, including fatigue, palpitations and/or shortness of breath.Patients were randomized to receive mavacamten or placebo for 30 weeks. Patients began treatment on a 5- milligram dose once a day for mavacamten or a matching placebo, with dose titration at weeks 8 and 14, and were allowed to continue background concomitant medications for HCM symptom management.The primary endpoint of the study was composite of improvements in cardiac function and symptoms. Cardiac function was measured using oxygen consumption, or peak VO2, which is an objective measure of patients' performance on cardiopulmonary exercise testing. Improvement in symptoms was assessed using changes in the NYHA class of heart failure.To be considered a responder, the patient was required to either perform better on both measures or show a higher improvement in oxygen consumption while maintaining their symptom class. There were also several secondary endpoints, including post-exercise LVOT gradient, oxygen consumption as measured by peak VO2, proportion of patients with greater than or equal to one NYHA class improvement, quality of life, safety and others.Looking at the EXPLORER-HCM study results on slide 12, let me share with you a few observations. First, with respect to the primary endpoint at the end of 30 weeks of treatment, 37% of patients on mavacamten achieved the primary endpoint, nearly a doubling of response rate compared to that seen in the placebo arm of 17%. This difference was highly statistically significant.Additionally, 20% of patients on mavacamten met both at least a 3 milliliters per kilogram per minute increase in peak VO2 and at least one NYHA class improvement versus 8% of those on placebo, also highly statistically significant.Now, let me draw your attention to some of the secondary endpoints. Mavacamten was associated with significant improvement in all secondary endpoints compared to placebo, including demonstrating a greater reduction inpost-exercise LVOT gradient of 36 millimeters of mercury and a greater increase in peak VO2 by 1.4 milliliters per kilogram per minutes versus placebo. Now, this is important as this is telling us that there is a reduction in obstruction and an increase in the ability to consume oxygen.Turning to symptoms again. A remarkable 65% of mavacamten-treated patients saw symptom improvement, as demonstrated by an improvement of one or more NYHA class, representing twice as many achieving this  *Copyright © 2001-2020 FactSet CallStreet, LLC  1-877-FACTSET www.callstreet.com

 Bristol Myers Squibb Co. (BMY) Acquisition of MyoKardia by Bristol Myers Squibb Co Call  Corrected Transcript05-Oct-2020      improvement compared to those treated with placebo. Mavacamten treatment was also associated with clinically meaningful and statistically significant improvements in patient-reported outcomes.In addition to the impressive primary and secondary endpoint results, 27% of mavacamten-treated patients versus only 1% on placebo achieved a complete response, defined as reduction in all LVOT gradients to less than 30 millimeters of mercury and reaching NYHA Class I; that is, no limitation of physical activity. This means that not only have these patients achieved marked relief of their symptoms, but their obstruction has decreased to below the diagnostic threshold used to define obstructive HCM. Now, this is very impressive result from our point of view.Not shown on this slide, but worth being aware of is the treatment with mavacamten also showed improvements in key cardiac biomarkers, including serum NT-proBNP and troponin, both of which have been found to be predictors of long-term outcomes in patients with hypertrophic cardiomyopathy.Taken together, these data indicate that this medicine is not just improving symptoms and function, but also seems to be improving the underlying condition as we hoped.Turning to slide 13, and briefly on safety. It is also worth being aware that the drug demonstrated a manageable safety profile with no increase in the number of patients developing atrial fibrillation or discontinuations due to reduced left ventricular ejection fraction or worsening of symptoms of heart failure.So based on these very impressive clinical data, it's clear we have a potential new standard of care, but also one that we hope may alter the course of disease for these patients living with symptomatic obstructive hypertrophic cardiomyopathy.Of course, it doesn't end with obstructive HCM. On slide 14, you see that there are also additional opportunities to extend indications for mavacamten in other settings, such as non-obstructive HCM and heart failure with preserved ejection fraction. Additionally, there are other potential opportunities in MyoKardia's overall pipeline, such as the two other assets in the clinic as well as preclinical assets. We look forward to following the science and improving the lives of patients with cardiovascular disease.I'll now turn it over to Chris to talk about the commercial aspects. Chris?...Christopher S. BoernerExecutive Vice President & Chief Commercialization Officer, Bristol Myers Squibb Co.Thanks, Samit, and good morning, everyone. You've just heard about the compelling science behind mavacamten. Let me go to slide 15 and briefly explain why we believe mavacamten presents a potential multi- billion-dollar opportunity just in obstructive HCM alone.First, today, there are about 80,000 to 100,000 patients in the US and roughly the same number in Europe who have symptomatic obstructive HCM and need to be treated. Based on the clinical profile, we believe we have an opportunity to establish a new standard of care for these patients that addresses not just their symptoms, but potentially the underlying disease.Furthermore, as we look at the current market landscape, we expect mavacamten to be first to market and likely the only systemic option available to patients for many years to come. Putting that together with the fact that for many patients this will be life-long therapy and that there will be a strong value proposition for payers and healthcare systems, we see this as a very significant commercial opportunity.  *Copyright © 2001-2020 FactSet CallStreet, LLC  1-877-FACTSET www.callstreet.com

 Bristol Myers Squibb Co. (BMY) Acquisition of MyoKardia by Bristol Myers Squibb Co Call  Corrected Transcript05-Oct-2020      Turning to slide 16. We're confident we can deliver this opportunity. We know the cardiovascular market very well and have a history of success in this space, including under more complex circumstances. On this slide, you can see a snapshot of our journey to establish Eliquis as the number one cardiovascular medicine globally. If you recall, although it has a best-in-class profile, Eliquis was entering a market where the standard of care was a decades old generic with deeply entrenched medical practice behind it and Eliquis was launching as the third in class NOAC. As you'll remember, the way we were able to be successful in this contest was focusing first on ensuring the differentiated profile was understood initially in the specialty cardiology segment and then, broadening over time, to cardiology at large and ultimately to primary care. This allowed us to drive growth in a focused way, steadily enlarging the opportunity from expanding market share in the NOAC and OAC markets to increasing treatment rates and diagnoses.In many ways there is a more straightforward path with mavacamten to be the first of its kind. Right now, approximately 20% of obstructive HCM patients are treated in specialty centers. We plan to start there and move to the broader cardiology community. We'll need to ensure that physicians understand the profile of the medicine and know-how to use it. Over time, we'll also spend more time with primary care providers to ensure they're aware of this disease and are referring patients to cardiologists. Foundational to all of this, is that the capabilities we've used to succeed with Eliquis across commercial, medical and value and access will enable us to win with this medicine as well.And turning to slide 17 to summarize the opportunity for patients with symptomatic obstructive HCM there is a substantial unmet need for patients and mavacamten is the first medicine with potential to treat the underlying disease. This represents a significant opportunity for Bristol Myers Squibb and we are best positioned to commercialize this medicine with our world-class cardiovascular capabilities.Let me now turn it over to David...David V. ElkinsChief Financial Officer & Executive Vice President, Bristol Myers Squibb Co.Thank you, Chris. Now let's turn to the financial benefits of the transaction on slide 18. We see a very clear path to value creation through this transaction. As you saw in the press release, we've promptly commenced a tender offer to acquire MyoKardia for $13.1 billion or $225 per share in cash. We expect the transaction to close in the fourth quarter of this year subject to customary closing conditions, including the tender of a majority of the outstanding shares and HSR approval.We believe this transaction enables us to deliver a significant value for our shareholders. For the treatment of patients with symptomatic obstructive HCM, mavacamten has tremendous potential and, importantly, it has IP protection through the middle of the next decade. As Chris just mentioned, to the extent that mavacamten is successful on other indications or other MyoKardia assets in the pipeline advance successfully this would be incremental value to our shareholders.We expect to leverage be BMS' significant CD capabilities to drive deep penetration in this market which would drive meaningful revenue growth in the medium-term and into the second half of the decade. The transaction is expected to be minimally dilutive to our non-GAAP EPS in 2021 2022 and accretive to revenue and non-GAAP EPS starting in 2023 with significant earnings growth potential over the medium-term and long-term. Today we're reaffirming our 2021 non-GAAP EPS guidance. We expect that this transaction will be financed with a mix of cash on hand and debt. And we also remain committed to maintaining our strong investment grade rating as we deleverage over the next couple of years.  *Copyright © 2001-2020 FactSet CallStreet, LLC  1-877-FACTSET www.callstreet.com

Bristol Myers Squibb Co. (BMY)
Acquisition of MyoKardia by Bristol Myers Squibb Co Call

Corrected Transcript
05-Oct-2020

Slide 19 highlights our longstanding approach to capital allocation, which remains unchanged. We will remain disciplined and we are committed to improving our leverage metrics to 1.5 times debt to EBITDA now by the end of 2024. We also remain committed to a dividend as demonstrated by the company's 10-plus year history of annual dividend increases. And share repurchases remain focused on offsetting dilution from stock-based compensation. We will continue to prioritize business development as we believe in sourcing external innovation to complement our internal pipeline to drive continued top line and bottom line growth.

With that, I'll turn it back to Giovanni for some closing remarks.

Giovanni Caforio

Chairman & Chief Executive Officer, Bristol Myers Squibb Co.

Thank you, David. Let me summarize on slide 20. I hope it is clear why we are excited about this transaction. We are acquiring a cardiovascular asset expected to be filed soon with the FDA with significant medium and long term revenue potential, which further strengthens the future outlook of the company into the second part of the decade and beyond.

Overall, we expect the transaction will deliver significant growth potential. MyoKardia's pipeline is promising and its talented employees will fit seamlessly with our great team here at BMS and we look forward to welcoming them. Leveraging MyoKardia's programs and world class translational research capabilities and BMS' pipeline, proven expertise and commercial capabilities, we are confident we are strengthening our long-term leadership in cardiovascular, an important therapeutic area for BMS with a strong legacy and an exciting future ahead. I remain confident in the future of Bristol Myers Squibb and continue to be excited for what is to come.

With that I'll hand it back to the Tim to open up the Q&A. Thank you.

Tim Power

Vice President-Investor Relations, Bristol Myers Squibb Co.

Thanks, Giovanni. Sonia, could we go through the first question, please.

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 Bristol Myers Squibb Co. (BMY) Acquisition of MyoKardia by Bristol Myers Squibb Co Call  Corrected Transcript05-Oct-2020      QUESTION AND ANSWER SECTION  *Copyright © 2001-2020 FactSet CallStreet, LLC  1-877-FACTSET www.callstreet.com  Operator: Thank you. [Operator Instructions] Our first question comes from Seamus Fernandez at Guggenheim. Your line is now open...  Seamus FernandezAnalyst, Guggenheim Securities LLC  Q  Oh, great. Thanks so much for the questions and congratulations on the transaction. So, a couple of questions here. First off, one of the sort of complicating features of the MyoKardia story to some degree was the possibility of seeing a much expanded patient population. So, pricing has always been a question as it relates to the expansion into the HFpEF population. So, just hoping that you could help us understand a little bit of how you see that market opportunity and when that transition could happen or if that's a vehicle for the pipeline assets more so, so that mavacamten is really positioned for HCM.And then the second question is as we think about the continued very robust cash flow that Bristol Myers Squibb is continuing to generate. One of the comments that you made, Giovanni, I was just hoping to have a little bit of a better understanding of it, you mentioned that it's possible that we could see Eliquis protected for an extended period of time beyond the sort of pediatric extension in 2027. Just hoping that you could help us understand that a little bit better and also the interest in incremental transactions whether it be in cardiovascular and metabolic disease or other adjacent areas outside of oncology or if your focus is likely to shift and stay kind of more in the cardiovascular disease setting. Thanks so much...  A  Giovanni CaforioChairman & Chief Executive Officer, Bristol Myers Squibb Co.Thank you, Seamus. Let me just start maybe with your second question and then the last, Samit and Chris, to  comment on the first one. So, my comments' related to the positive outcome of the recent patent trial. Obviously, we understand there is a possibility for an appeal there, but we feel strongly about our patent position with Eliquis. We believe that that was clearly reinforced by the outcome of the trial. So, in the past, we have commented that we were looking at 2026 as the year for potential loss of exclusivity with Eliquis at this point. Given where we are, we believe there is a real opportunity for that to be happening a little bit later. So, we are absolutely reassured with respect to the strength of IP and the prospects for Eliquis.Your second part of your question for me was about transactions and how do we think about our financial position and capital allocation. I like to make a couple comments there. So, the first one that I would make is the company is in a really, really strong position. We are coming close to the first year anniversary of the closing of the transaction with Celgene. And if you think about all that has happened this year in terms of commercial performance and associated financial strength, the approval of three new medicines, the significant flow of positive clinical trial results, the advancements we've made with our late-stage pipeline and the early-stage pipeline, we feel really good about our future.From the perspective of how we think about innovation coming into Bristol Myers Squibb, it's always been a combination of internal and external innovation. And externally, we've been looking at opportunities like MyoKardia that fit into therapeutic areas that we know well where we have strong expertise and capabilities, assets that are transformational from a science perspective and transactions that makes sense financially. So, this one fits all of those. And as I've mentioned, I feel really good that it adds a multibillion dollar growth driver,

 Bristol Myers Squibb Co. (BMY) Acquisition of MyoKardia by Bristol Myers Squibb Co Call  Corrected Transcript05-Oct-2020      which will have, if approved when approved, a significant impact for the company in the second part of the decade.Going forward, we will continue to do what David mentioned in terms of resource allocation, will be really focused on paying back the debt and de-levering but we'll continue to look at opportunities from a business development perspective. And when you think of the company today we've got four really strong franchises, solid tumors, hematology immunology and the cardiovascular medicine, all of them have strong dynamics. All of them are areas that have real potential where we have leading positions. And so, it's natural for us to continue to look at opportunities in all of those areas. I would say for the most part those opportunities, as always, will be smaller science-based deals. But given an opportunity like MyoKardia, I think we always have the flexibility and the ability to move quickly when something as compelling happens. So, with that, let me ask Chris and Samit to add on the first part of your question...  *Copyright © 2001-2020 FactSet CallStreet, LLC  1-877-FACTSET www.callstreet.com  Christopher S. BoernerExecutive Vice President & Chief Commercialization Officer, Bristol Myers Squibb Co.  A  Thanks for the question, Seamus. Maybe I'll start. With respect to HFpEF and HFrEF opportunities, those really we do consider to be pipeline opportunities. So, I'll turn it over to Samit in a minute to speak to those. With respect to the opportunity that we have with obstructive HCM, however, we view that as a very large and compelling opportunity and let me just highlight a couple of reasons why. First, it's a very large and defined population of patients, as we said, about 80,000 to 100,000 patients in the US and roughly the same number in Europe. These patients are symptomatic and there's – as Samit mentioned, an urgency to treat these patients.The second thing I would highlight is that existing systemic therapies are non-disease specific and, as we've mentioned, short-lived in terms of effectiveness. In fact, the most effective treatments in this space are surgical treatments which, as you know, are invasive, have a high morbidity and are expensive; and that latter point is important for payers.There's also a nice alignment between what customers are looking for, for new therapies and the data that Samit went over with the EXPLORER trial in terms of symptom-relief quality of life improvements and drugs that are well-tolerated. And so, if you add really all of that together, we think we've got a really compelling opportunity just in obstructive HCM alone.And one final point for me on pricing. I think, obviously, it's too early to discuss pricing. As we always do, we're going to think about pricing our medicines to reflect the value that they provide to patients and healthcare systems with an eye to ensuring that patients who need the drug have access to it. But given the clinical profile that we see with mavacamten as well as a number of the points I've just made, we think we're going to have a strong value story to tell around this product.And with that, maybe I'll ask Samit to comment on the pipeline...  Samit HirawatExecutive Vice President & Chief Medical Officer-Global Drug Development, Bristol Myers Squibb Co.  A  Sure. Thanks, Chris. Let me just start with mavacamten first because I think it's important to understand a couple things here that it is initially being developed for the treatment of obstructive hypertrophic cardiomyopathy. And certainly that is a indication where we already have seen the Breakthrough Therapy Designation granted as well as the Orphan Drug Designation in the United States.

Bristol Myers Squibb Co. (BMY)
Acquisition of MyoKardia by Bristol Myers Squibb Co Call
Corrected Transcript
05-Oct-2020

Now, based on its mechanism as well as the evidence of the activity that has been shown, we are now looking to further understand the potential that it has for symptomatic non-obstructive hypertrophic cardiomyopathy and potentially also for the targeted population of patients with preserved ejection fraction, or HFpEF, as you mentioned. And why is that?

There is a similarity in these patients in terms of symptomatology as well as the pathophysiology when we talk about myocardial diastolic dysfunction or the filling pressures or the left ventricular wall hypertrophy, et cetera.

So early days at this time, but these are things that are going to be investigated with the ongoing Phase 2 studies and planned studies in the future. This is not for all patients with HFpEF, but more of a sub-segment of the population that we're going to have to decipher as we look forward.

For the HFrEF side, certainly, there are opportunities that we'll explore from the pipeline perspective. There are many other molecules that are to be developed, in the pipeline and we're going to look at the emerging data from those. Thank you.

Tim Power
Vice President-Investor Relations, Bristol Myers Squibb Co.

A

Great. Okay. Thanks, Samit. Sonia, could we go to the next question, please?

Operator: Thank you. Our next question comes from Terence Flynn of Goldman Sachs. Your line is now open.

Terence Flynn
Analyst, Goldman Sachs & Co. LLC

Q

Great. Thanks for taking the questions. Maybe two for me. First, was just wondering if the pre-NDA meeting has happened yet for mavacamten? And if not, what are the gating items here with respect to the filing? And then, on the safety database, maybe you could just give us an update in terms of the total number of patients that have been treated with the drug. What's the average duration of treatment? How long have patients been followed? Thank you very much.

Giovanni Caforio
Chairman & Chief Executive Officer, Bristol Myers Squibb Co.

A

Thanks, Terrence. Let me just start and then Samit can add. As you can imagine, we've conducted a thorough due diligence on the company. That always includes a look at the data and what is happening from a regulatory perspective, particularly given the imminent submission of a file in the first quarter, planned for the first quarter of next year. We don't comment on specifics related to interactions with the regulatory authorities. But as I mentioned, we did focus obviously on the upcoming submission in our due diligence. Samit?

Samit Hirawat
Executive Vice President & Chief Medical Officer-Global Drug Development, Bristol Myers Squibb Co.

A

Thank you. If you look at these studies that have been conducted across Phase 1, 2 and 3, it's approximately, I would say, 250-odd patients. It's hard to give you exact number because we're continuing to look at the deeper side of things, and there are patients that are still being enrolled in the ongoing studies. As you know, VALOR is currently enrolling patients as well as patients are continuing to be followed in the long-term exposure, long-term extension.

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Bristol Myers Squibb Co. (BMY)
Acquisition of MyoKardia by Bristol Myers Squibb Co Call
Corrected Transcript
05-Oct-2020

So across the studies such as EXPLORER-HCM, MAVERICK and then the prior Phase 2 study prior to EXPLORER and then VALOR and the long-term extension, these are the number of patients, more than 250 patients have already been exposed. And, again, the long-term data is going to serve very well as you look at the overall safety and continued efficacy profile of this medicine.

Tim Power
Vice President-Investor Relations, Bristol Myers Squibb Co.

A

Great. Thanks, Samit. Sonia, let's go to the next question, please.

Operator: Thank you. And our next question comes from Tim Anderson of Wolfe Research. Your line is now open.

Tim Anderson
Analyst, Wolfe Research LLC

Q

Well, thank you. Between Bristol and Celgene, you have a lot of assets already under development across therapeutic areas, so layering in another one at this stage while you're still integrating Celgene is kind of surprising and unusual. And then, some investors are bound to ask whether there is any sort of problem elsewhere in your business that you might be trying to backfill on either late-stage pipeline assets or inline brands. So can you assure us that this is not the case and that your confidence in everything you've laid out since the Celgene deal is announced is just as high as ever, including some of the upcoming readouts?

And in the past, we haven't given product-specific guidance. When you've been asked if something could reach blockbuster status, you usually defer and decline to answer. But in this case, you are kind of breaking from that trend saying it'll be multi billion dollars in sales eventually, and I'm wondering why you're making that exception here. And can we expect that you'll start to give more granularity on sales potential with other products in the future?

Giovanni Caforio
Chairman & Chief Executive Officer, Bristol Myers Squibb Co.

A

Thank you, Tim. Let me address the elements of your question. So, first of all, let me be very clear. The reason why we've made the decision to acquire MyoKardia starts with how good we feel about the company. We've established a strong foundation across our businesses. The strong execution we've had this year speaks to our ability to significantly accelerate the integration between Celgene and Bristol Myers Squibb and deliver the synergies.

The performance of our business, from a commercial perspective, has continued to be really strong. We've received approval for three medicines. We have two ongoing files with the FDA. And we've had remarkable success, I would say, with respect to clinical trial readouts. So I think it's really because of the strong foundation that we've established and the fact that we feel really good about where we are as a company that we can continue to advance our strategy.

And as you think about our strategy, number one, it has always been about complementing internal R&D efforts that I feel really good about with external innovation and business developments and our capital allocation strategies balanced with business development, however, always having been a central pillar for us. When you think about doing a deal in cardiovascular, I think for us it really makes a lot of sense to be strengthening a franchise where we've demonstrated the ability to execute and build leading medicines. And the important element of the acquisition of MyoKardia is that the key driver of growth at this point, which is the use of

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 Bristol Myers Squibb Co. (BMY) Acquisition of MyoKardia by Bristol Myers Squibb Co Call  Corrected Transcript05-Oct-2020      mavacamten in obstructive HCM, we've seen the clinical data there. So, obviously, the priority is the regulatory. But shortly thereafter will be commercial, which is an area we feel really, really good about.And with respect to your comments about the multi-billion dollar potential, what I would say first of all, continuing to strengthen the outlook of the company in the second half of the decade with de-risked commercial assets of this size and magnitude, I think it's a priority for us and I think this fits particularly well into that objective, together with the strongest pipeline we've ever had. You're right, we don't provide guidance for future assets. We don't intend to provide detailed guidance for mavacamten either but we thought it was important to share our excitement and the perspective that we have on the size of these assets because the unmet medical need is very high. The profile is very differentiated. The population is significant and similar to what we've done to when we discussed in our R&D Day, the way we thought about the potential for some of our assets, I think it's important to articulate how enthusiastic we are about this one. Thanks...  *Copyright © 2001-2020 FactSet CallStreet, LLC  1-877-FACTSET www.callstreet.com  Tim PowerVice President-Investor Relations, Bristol Myers Squibb Co.Thanks, Giovanni. Sonia, could we go to the next question please?  A  ...Operator: Thank you. And our next question comes from Chris Schott of JPMorgan. Your line is now open...  Chris SchottAnalyst, JPMorgan Securities LLC  Q  Great. Thanks so much for the questions. Can you just talk a little bit more about the HCM diagnosis rate in the symptomatic part of the market? I'm just trying to understand what percent of patients are identified today, where do you think that could go over time and what are the hurdles to identifying those patients? It seems like that's kind of a critical piece of the launch dynamic here.And then my second question was just on coming back to the idea of just kind of leverage and where this leaves the company. Can you just talk a little bit more about the capacity for further business development opportunities you have at this point? I think you're talking about again the sub 1.5 times leverage by the end of 2024. Where does that leave the company now in terms of as we think about how much capital you could put to work over the next few years? Is there any rate limiting factors for you to think about as you consider deals going forward?Thanks so much...  Christopher S. BoernerExecutive Vice President & Chief Commercialization Officer, Bristol Myers Squibb Co.  A  Chris, maybe I'll start and then Samit can weigh in as necessary. In terms of the percentage of patients who are diagnosed today, we estimate about 25% of obstructive patients are diagnosed today and they're typically diagnosed symptomatically and that's one of the challenges that have existed – that has existed in this market is that, patients, as they get symptoms, will typically compensate for those symptoms and it isn't until they become very serious or much more serious that they seek very targeted medical attention and that a confirmed diagnosis is presented.That actually plays in sort of two ways in this space. In the first instance, the patients that we've identified as symptomatic today, the 25% roughly of HCM patients who have obstructive and symptomatic disease, those are patients for which there is a real urgency to treat. So we feel very good about the ability of this profile with mavacamten to treat those patients.

Bristol Myers Squibb Co. (BMY)
Acquisition of MyoKardia by Bristol Myers Squibb Co Call
Corrected Transcript
05-Oct-2020

In terms of how we see that evolving over time, I think first of all you will see some modest increase in diagnosis potentially over time just by virtue of having a highly effective agent like mavacamten available. Beyond that, I think it's going to require more significant education, not just at the cardiology community but eventually in the longer term as we mentioned before in the PCP community to be on the lookout for patients who have symptoms and may potentially have HCM, and that will be a longer term objective of ours. But we feel very good about our ability to first of all take those patients who are already diagnosed and treat them and then over time potentially move that diagnosis rates modestly. Samit, anything else to add?

Samit Hirawat
Executive Vice President & Chief Medical Officer-Global Drug Development, Bristol Myers Squibb Co.

A

No. I think you've covered it all. Thanks, Chris.

Giovanni Caforio
Chairman & Chief Executive Officer, Bristol Myers Squibb Co.

A

And Chris, let me just add to your question about capital allocation and future deals. So, first of all let me just start by saying delevering is – remains a really important priority for us. We communicated this morning that we are planning on reaching the 1.5 debt-to-EBITDA ratio by the end of 2024. That's a little later than we had anticipated before but we think it's very appropriate.

I think in that context our capital allocation strategy really doesn't change. We continue to see bringing external innovation into the company as a priority. We've been active from day one. As you know we've done a number of smaller deals this year from Forbius to Dragonfly. And we do continue to look at external opportunities as they come.

The way we look at those will continue to be the same, which is they need to be breakthrough science, they need to be in therapeutic areas where we have strong capabilities and the opportunity, ability to generate value. They need to make sense financially. And from that perspective then, we're relatively size agnostic. And the only thing I would add is that of course as we look at deals, the majority of the deals we do will continue to be small science-driven deals.

At the same time, what we have demonstrated now with MyoKardia, is that when we have a unique opportunity with the right assets that is a meaningful asset, at the right time and that – and one that makes a big difference for the company at an important time in our future, we're ready to move and we did that with MyoKardia. So I'm excited about this. And I think this will continue to be the strategy that really sort of governs the way we think about capital allocation.

Tim Power
Vice President-Investor Relations, Bristol Myers Squibb Co.

A

Thanks, Giovanni. Sonia, could we go to the next one?

Operator: Thank you. And our next question comes from Steve Scala of Cowen. Your line is now open.

Steve Scala
Analyst, Cowen & Co. LLC

Q

Thank you. A couple questions. This transaction should clip 2021 earnings by about $0.15 to $0.25 a share, does this imply that the low end of the $7.15 to $7.45 guidance range is now more likely next year? So that's the first question. Second question is that heart failure drugs typically have had slow rollouts and HCM is just a slice of the

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Bristol Myers Squibb Co. (BMY)
Acquisition of MyoKardia by Bristol Myers Squibb Co Call
Corrected Transcript
05-Oct-2020

heart failure market. The exception is when those drugs are priced as rare disease drugs such as perhaps tafamidis. So should investors assume rare disease placing for this drug and would you push back on that assumption? Thank you.

David V. Elkins
Chief Financial Officer & Executive Vice President, Bristol Myers Squibb Co.
A

Thanks, Steve. David here. Regarding your first question, look, we've – as you've seen this year we've had very strong performance despite the COVID environment and the business remains very resilient. So we're feeling really good about this year. As far as the specific guidance for next year, you're correct, we did say $7.15 to $7.45, we remain confident in that. I think it also demonstrates the diversity of the business, the financial discipline we have, how well the integration is going as well as our confidence in the synergies that we're achieving on the Celgene transaction, all of those things. We have a lot of levers to pull and it gives us confidence in that guidance range that we had for 2021.

Christopher S. Boerner
Executive Vice President & Chief Commercialization Officer, Bristol Myers Squibb Co.
A

So maybe I'll take the second part of your question. So first of all, as we said previously, it's too early to discuss anything about pricing so I wouldn't make any assumptions there. What I would say about some of the challenges that you've seen with the rollout of drugs in the space is related to market access. And I think that we're certainly keenly aware based on our experience with Eliquis on the importance of access and security access for mava out of the gate is going to be critical.

I'll remind you of a few things in that regard. First, we have very deep access capabilities supporting Eliquis today. And in the case of mavacamten we have a very strong profile based on the clinical data from EXPLORER that Samit went through across both clinical and quality of life endpoints. We have a defined patient population here. There are currently really no available systemic therapies that are targeting the disease. And importantly, EXPLORER was conducted on a background of existing therapies and that's really going to be critical as we think about payers. And the most effective treatments in the space today are surgical ablations which are invasive, carries significant morbidity and are costly, also very important from a payer standpoint. So you add all of that up. We think we've got a good value story to tell with mava and strong capabilities to support telling that story to payers and healthcare systems.

Tim Power
Vice President-Investor Relations, Bristol Myers Squibb Co.
A

Okay. Thanks, Chris. We go to the next question, please.

Operator: Thank you. And our next question comes from Geoff Meacham of Bank of America. Your line is now open.

Geoff Meacham
Analyst, Bank of America Merrill Lynch
Q

Hey, guys. Thanks for the question. And I also wanted to offer my congrats on the deal. I just had a few. So I see consensus peak of mavacamten of around 2 billion HCM. But with the purchase price, just wanted to see what you guys have assumed could be the contribution for non-obstructive HCM or cardiomyopathy. Just different, the indication beyond the lead. And then for David, I know we're about one year post the Celgene close and you've talked about synergies being on track. For MyoKardia, can you speak to integration, how straightforward do you

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Bristol Myers Squibb Co. (BMY)
Acquisition of MyoKardia by Bristol Myers Squibb Co Call

Corrected Transcript
05-Oct-2020

think it will be? And then, what's the risk of this being a distraction as the Celgene integration continues. Thank you.

Giovanni Caforio
Chairman & Chief Executive Officer, Bristol Myers Squibb Co.

A

Thank you, Geoff. Let me start just a quick comment and then David will add. We think about the obstructive opportunity as a significant opportunity as we mentioned earlier. And when we've looked at the value of the deal, it starts from the fact that our view of obstructive and the opportunity that we have there really justifies the acquisition of the company.

As you know, non-obstructive is about a third. So it's two-thirds obstructive, one-third non-obstructive, so that potentially could be an additional indications that we will continue to pursue that would be meaningful as well. But from our perspective, we feel strongly that we can generate significant value here and create a multibillion dollar asset through the obstructive opportunity. David?

David V. Elkins
Chief Financial Officer & Executive Vice President, Bristol Myers Squibb Co.

A

Yes. So, Geoff, thanks for the question. I'll start with Celgene. The integration has been going really well. As you know, back before COVID hit, we had 90% of people knew what their roles are, everybody knows the reporting relationships, our sites were announced and even our research and development centers were announced. And so we built a really strong capability here and we think that as far as MyoKardia with their 300-plus employees, they'll fit really nicely within our cardiovascular business. They're based in San Francisco, we have a strong presence in San Francisco. So given the strengths of the Celgene integration being able to plug MyoKardia in to our cardiovascular franchise, we don't see it as being disruptive at all.

Tim Power
Vice President-Investor Relations, Bristol Myers Squibb Co.

A

Okay. Sonia, could we go to the next question please?

Operator: Thank you. Our next question comes from Luisa Hector from Berenberg. Your line is now open.

Luisa Hector
Analyst, Joh. Berenberg, Gossler & Co. KG (United Kingdom)

Q

Hello. It's Luisa Hector from Berenberg. And thank you for taking my questions. Just returning to the issue of the accretion from 2023, just piecing together selling cost and so forth, does this mean your Eliquis infrastructure is insufficient or should we expect some more R&D costs, perhaps from 2022 you need to start some outcome studies or any new clinical trials that are not yet underway? And could I also ask how competitive was this process? Was that also a factor in the timing you have to move now so as not to miss this opportunity? Thank you.

David V. Elkins
Chief Financial Officer & Executive Vice President, Bristol Myers Squibb Co.

A

Luisa, thank you for the question. And on the first part of that question, there are some expenses. Obviously, we're going to continue to build out the commercial organization to get ready for the launch next year. And the second thing is, there are research and development studies that will continue, as you saw through the presentation, both continuing the filing that we have with the obstructive HCM, but as well as some of those

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Bristol Myers Squibb Co. (BMY)
Acquisition of MyoKardia by Bristol Myers Squibb Co Call
Corrected Transcript
05-Oct-2020

earlier stage pipeline assets will continue. You spend $13 billion on an asset like this and you want to continue and invest behind it. So that's why you have that minimal dilution, as we said, through 2021 and 2022.

But as you launch the product, mavacamten, towards the end of next year, you start to get the benefit of that revenue. And it very quickly becomes accretive, as we said, starting in 2023. And it will be a significant growth driver as we go through 2025. And as we said before, in the second half of the decade, it's going to really provide growth for us there as well. So we feel really good about the near-term, but as well as the medium-term with this asset.

Giovanni Caforio
Chairman & Chief Executive Officer, Bristol Myers Squibb Co.

A

Luisa, maybe if I can add a couple of things. First of all, we believe we can fully leverage our existing CV business. Obviously, we'll look at that country-by-country. But, overall, I think that's one of the really important points for us. And obviously, to answer the other part of your question about process, we don't comment on the process. You'll read about that in SEC filings.

What I can tell you is that obviously the availability of the Phase 3 data and the opportunity to submit a file to the FDA in the first quarter of next year create a unique opportunity for us because we wanted to work with the MyoKardia team to be able to bring all our expertise to the filing, the regulatory process and, most importantly, to the commercial launch. So this is not just the right asset, it's also the right time.

Tim Power
Vice President-Investor Relations, Bristol Myers Squibb Co.

A

Okay. Sonia, can we go to the next question please?

Operator: And our next question comes from Matt Phipps of William Blair. Your line is now open.

Matt Phipps
Analyst, William Blair & Co. LLC

Q

Well, thanks for taking my question. Just a quick one. So the initial titration of mavacamten dose utilizing echo was obviously successful in the EXPLORER trial. But just translating that to real world applications, there's a slightly more laborious initial dosing. And so, how do you think that impacts the kind of initial uptake of the drug? And is this something that – hopefully, COVID environment is dying down by then by the vaccines, but is that going to be a little more tougher to do in a COVID environment, I guess?

Samit Hirawat
Executive Vice President & Chief Medical Officer-Global Drug Development, Bristol Myers Squibb Co.

A

Thanks, Matt, for the question. So as I had said in my presentation itself, it is important that based on the mechanism of action of the drug, which is fantastic because it's directly acting on the myosin so that the actin-myosin filament cross bridging is managed. And if we go too far, then the contractility becomes too much relaxation, so to say. So we need to be in a good window, and there is quite a wide window in terms of the dosing.

Echo for these patients is quite normal and is part and parcel of the management of the disease. So physicians as well as the patients are quite used to going through the process and procedure, and it's not invasive. So that's the easy part of it. And echo readings are hard. Because they are mostly mechanical, they're easier to perform. And so, we do believe that this is not a huge burden on the healthcare system or the patient or the physician and should be easy to incorporate in the overall treatment armamentarium for the patients.

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Bristol Myers Squibb Co. (BMY)
Acquisition of MyoKardia by Bristol Myers Squibb Co Call
Corrected Transcript
05-Oct-2020

Chris, you may want to add further from a use perspective in the commercial setting.

Christopher S. Boerner
Executive Vice President & Chief Commercialization Officer, Bristol Myers Squibb Co.

A

Yeah. I would just echo what Samit said. We don't see that the dosing of this drug is going to be a significant impediment at all to the uptake. In fact, we have anticipated, because of the mechanism of action with mavacamten, that prior to launch, we're going to do significant in-servicing of the customers who will be utilizing this product. And that's going to be an important component of ensuring that all of the customers who would be treating with mavacamten know how to use it, know how to dose it and know how to administer it to patients.

Tim Power
Vice President-Investor Relations, Bristol Myers Squibb Co.

A

Great. Thanks, Chris. I know we're running a little short on time. So maybe we can squeeze in one or two more. Sonia, maybe we can go to the next one?

Operator: Thank you. And our next question comes from Navin Jacob of UBS. Your line is now open.

Navin Jacob
Analyst, UBS Securities LLC

Q

Hi. Thanks so much for taking the question. Just wondering if you could help us understand the ramp of how we should be thinking about the launch of mavacamten. We've seen some cardiovascular drugs while they're big at peak have taken quite a bit of time ramping up. Should we assume this sort of similar slow ramp from mavacamten? Entresto was rather a slow launch but then eventually started rolling along and did just fine. Is that the ramp or do you anticipate perhaps because of a greater need here to have a quicker ramp? Any kind of color would be helpful. Thank you.

Christopher S. Boerner
Executive Vice President & Chief Commercialization Officer, Bristol Myers Squibb Co.

A

Yeah. This is Chris. Maybe I'll take that one. So I think the way we thought about this is that we view this as staged and very stepwise approach to how we're going to grow this business, very similar in many respects to how we grew the Eliquis business.

I think that a few things are really important to understand as it relates to mavacamten. The first is that this is a relatively concentrated group of customers who are going to be administering mavacamten, particularly to those more severely symptomatic patients. There are about 60 centers of excellence. They cover about, as Samit mentioned, about 20% of those more severe patients. That will obviously be an important first step for us.

And then, if we think about expanding beyond that, the next step will be obviously to hit those cardiologists who are treating today a broader set of HCM diagnosed patients and then, ultimately, in the longer term expand to a larger community inclusive of PCP. So I think we have a very stepwise approach to how we think about the launch.

The other thing I would say, just to go back to the previous question around access, one of the big impediments in this space has been market access. But again I think, here, we have very strong capabilities in this area. This is a very compelling story from both a clinical standpoint as well as we believe a value standpoint. So obviously getting that right at launch is going to be important, but we think we've got very good skills in this area.

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Bristol Myers Squibb Co. (BMY)
Acquisition of MyoKardia by Bristol Myers Squibb Co Call

Corrected Transcript
05-Oct-2020

And then the last thing I would say is this is a space that we know well with our cardiovascular team supporting Eliquis today. So we feel very good about our ability to launch this and launch it successfully albeit in a very staged way.

Tim Power
Vice President-Investor Relations, Bristol Myers Squibb Co.

A

Chris. Maybe we can go to our last one, please?

Operator: Thank you. And our next question comes from David Risinger of Morgan Stanley. Your line is now open.

David R. Risinger
Analyst, Morgan Stanley & Co. LLC

Q

Thanks very much. And I wanted to add my congrats as well. My question is, could you please comment on your view of and expectations for potential competitor Cytokinetics' CK-274? I'm not too familiar with these drugs and just wanted to get your take on that as a potential competitor. Thank you.

Samit Hirawat
Executive Vice President & Chief Medical Officer-Global Drug Development, Bristol Myers Squibb Co.

A

Thank you, David, for the question. So the CK – the Cytokinetics molecule is just in the Phase 1/2 portion, I think Cohort 2 is being enrolled from what the public information that is available, similar mechanism of action, but several years behind, we would project. Certainly, the ability for mavacamten now that we have the Phase 3 data as we have talked about in terms of looking forward to discussions with the regulatory authorities and getting it to the patients as quickly as possible with Breakthrough Therapy designation, with Orphan Drug designation. So we are certainly looking forward to those interactions and moving the process along. The Cytokinetics compound certainly is going to be there in a few years from now, and we'll continue to observe as the data evolves as to what that brings for the patients in the future.

Giovanni Caforio
Chairman & Chief Executive Officer, Bristol Myers Squibb Co.

Thank you. Thank you, Samit. And thanks, everyone. Let me just bring the call to a close, and just repeat, we're very excited about what we're announcing today. At Bristol Myers Squibb we are in a really strong position as a company. We built a great foundation over the last 12 months. Our opportunities from a pipeline perspective are very significant. And as we look at executing our strategy, we're really happy to be able to add a great company to be working with us. Importantly, great people with a science – with a focus on science and patients.

And as we've discussed today, mavacamten, which is a very differentiated potential medicine for the treatment of an unmet medical need in an area where patients are waiting with the opportunity to submit a file to the FDA in the first quarter of next year, just a few months, potentially launch by the end of 2021 and significant opportunity to generate incremental growth meaningful to Bristol Myers Squibb in the second half of this decade. We're excited to continue to work towards closing by the end of the year and we look forward to get into work as soon as we can on the regulatory filings to the US, later to the rest of the world, regulatory authorities, and bringing this product to patients.

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Bristol Myers Squibb Co. (BMY) Acquisition of MyoKardia by Bristol Myers Squibb Co Call  Corrected Transcript05-Oct-2020      Tim and his team will remain available to all of you during the course of the day and the next few days this week to answer any questions you may have and we look forward to continuing the dialogue. Thanks for dialing into the call at short notice today. Thanks everyone and have a good day...Operator: Ladies and gentlemen, this concludes today's conference call. Thank you for participating. You may now disconnect.  *Copyright © 2001-2020 FactSet CallStreet, LLC  1-877-FACTSET www.callstreet.com  DisclaimerThe information herein is based on sources we believe to be reliable but is not guaranteed by us and does not purport to be a complete or error-free statement or summary of the available data. As such, we do not warrant, endorse or guarantee the completeness, accuracy, integrity, or timeliness of the information. You must evaluate, and bear all risks associated with, the use of any information provided hereunder, including any reliance on the accuracy, completeness, safety or usefulness of such information. This information is not intended to be used as the primary basis of investment decisions. It should not be construed as advice designed to meet the particular investment needs of any investor. This report is published solely for information purposes, and is not to be construed as financial or other advice or as an offer to sell or the solicitation of an offer to buy any security in any state where such an offer or solicitation would be illegal. Any information expressed herein on this date is subject to change without notice. Any opinions or assertions contained in this information do not represent the opinions or beliefs of FactSet CallStreet, LLC. FactSet CallStreet, LLC, or one or more of its employees, including the writer of this report, may have a position in any of the securities discussed herein.THE INFORMATION PROVIDED TO YOU HEREUNDER IS PROVIDED "AS IS," AND TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, FactSet CallStreet, LLC AND ITS LICENSORS, BUSINESS ASSOCIATES AND SUPPLIERS DISCLAIM ALL WARRANTIES WITH RESPECT TO THE SAME, EXPRESS, IMPLIED AND STATUTORY, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, ACCURACY, COMPLETENESS, AND NON-INFRINGEMENT. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NEITHER FACTSET CALLSTREET, LLC NOR ITS OFFICERS, MEMBERS, DIRECTORS, PARTNERS, AFFILIATES, BUSINESS ASSOCIATES, LICENSORS OR SUPPLIERS WILL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING WITHOUT LIMITATION DAMAGES FOR LOST PROFITS OR REVENUES, GOODWILL, WORK STOPPAGE, SECURITY BREACHES, VIRUSES, COMPUTER FAILURE OR MALFUNCTION, USE, DATA OR OTHER INTANGIBLE LOSSES OR COMMERCIAL DAMAGES, EVEN IF ANY OF SUCH PARTIES IS ADVISED OF THE POSSIBILITY OF SUCH LOSSES, ARISING UNDER OR IN CONNECTION WITH THE INFORMATION PROVIDED HEREIN OR ANY OTHER SUBJECT MATTER HEREOF.The contents and appearance of this report are Copyrighted FactSet CallStreet, LLC 2020 CallStreet and FactSet CallStreet, LLC are trademarks and service marks of FactSet CallStreet, LLC. All other trademarks mentioned are trademarks of their respective companies. All rights reserved.